Exhibit 10.3

SETTLEMENT AGREEMENT

AND MUTUAL RELEASES

I. PARTIES

This Settlement Agreement (this “Agreement”) is entered into by and among the United States of America, acting through the United States Department of Justice, on behalf of the Office of Inspector General (“OIG-HHS”) of the Department of Health and Human Services (“HHS”) (collectively the “United States”); and defendant Medco Health Solutions, Inc. (“Medco”). (OIG-HHS and Medco are each referred to herein as a “Party” and are collectively referred to as the Parties.”)

II. PREAMBLE

As a preamble to this Agreement, the Parties recite the following:

A. Medco is a pharmaceutical services company that administers pharmacy benefit management (“PBM”) services for health plans and employers, including governmental employers. Medco operates mail order pharmacies and call centers licensed by states and other political subdivisions, and employs pharmacists subject to state licensing requirements. Medco provides mail order prescriptions and related benefit services, and submits claims to Medicare and Medicare Advantage Organizations and Medicare + Choice Plans. Medco also provided the Medco Coordination of Benefits Recovery Program (the “COB Program”) to certain commercial payer clients which allows the beneficiaries of those clients to have their claims submitted to the Medicare Part B program retroactively for services provided by Medco. Medco is a Delaware corporation with its principal executive offices located at 100 Parsons Pond Drive, Franklin Lakes, New Jersey 07417. Medco is the corporate successor of Merck-Medco Managed Care, L.L.C., and operates or has operated prescription drug mail order pharmacies under the names of wholly-owned subsidiaries including Merck-Medco Managed Care of California, Inc., Merck-Medco Rx Services of Florida No. 2, L.L.C., Merck-Medco Rx Services of Florida, L.L.C., Merck-Medco Rx Services of Massachusetts, L.L.C., Merck-Medco Rx Services of Nevada, Inc., Merck-Medco Rx Services of New Jersey, L.L.C., Merck-Medco Rx Services of New York, L.L.C., Merck-Medco Rx Service of Ohio, Ltd., Merck-Medco Rx Services of Ohio No. 2, Ltd., Merck-Medco Rx Services of Oklahoma, L.L.C., Merck-Medco Rx Services of Pennsylvania, L.L.C., Merck-Medco Rx Services of Texas, L.L.C., Merck-Medco Rx Services of Virginia, L.L.C., and Merck-Medco Rx Services of Washington, Inc. For purposes of this Agreement, unless the context clearly requires otherwise, the term “Medco” shall be deemed to include Medco Health Solutions, Inc., and its past and present parents, subsidiaries, affiliates, predecessors and successors and each of the assigns of any of the foregoing.

Part B

B. The United States contends that it has certain civil claims against Medco, as specified in subparagraphs B.1-B.11 below, for alleged errors and related conduct during the period from January 1, 1999 through December 31, 2004, and pertaining only to claims submitted to the Medicare program using Durable Medical Equipment Regional Carrier (“DMERC”) numbers set forth in subparagraph (3) below (hereinafter referred to as the “Covered Conduct”):

(1) Medco’s submission of Medicare claims for payment through its hired vendor, Other Carrier Liability Recoveries (“OCLR”), pursuant to the operation of the COB Program with its clients from January 1, 1999 through December 31, 2004.

(2) Medco’s receipt of payments of Medicare claims submitted through OCLR, pursuant to the operation of the COB Program with its clients, submitted for services rendered during calendar years 1999 through December 31, 2004.

(3) The Medicare claims covered by this Agreement include only claims submitted to the Medicare program using the following DMERC numbers:

1242200001

4359220001

1242260001

1241520001

1239700001

1241240001

1240280001

1242350001

1240290001

1241880001.

(4) Any allegation that Medco denied Medicare beneficiary claim requests by patients who use Medco as their supplier, but whose plans or employers are not enrolled in the Medicare Part B Recovery Program for services rendered during the calendar years 1999 through December 31, 2004.

(5) Any allegation that Medco has adopted a practice of representing dates of service on claim forms to Medicare, false or otherwise, in order to obtain payments for diabetic supplies, inhalation drugs, or other items for services rendered during the calendar years 1999 through December 31, 2004.

Part B	2

(6) Any allegation that Medco failed to give proper credit to Medicare for returned products when the product is returned after the claim has been submitted for products returned during the calendar years 1999 through December 31, 2004.

(7) Any claim that Medco failed to have a system to accurately record or acknowledge that products for which claims are submitted were actually ordered and received by the Medicare beneficiary, or to assure that products were actually ordered and received by the Medicare beneficiary, for services rendered during the calendar years 1999 through December 31, 2004.

(8) Any allegation that Medco failed to assure that signed patient authorization forms existed with respect to each patient as to whom Medco submitted a claim representing that it had a signed patient authorization on file for services rendered during the calendar years 1999 through December 31, 2004.

(9) Any allegation that Medco failed to charge the client price when a claim is submitted by Medco to the Medicare program for a client beneficiary for services rendered during the calendar years 1999 through December 31, 2004.

(10) Any claim relating to the 2003 review by SMS, a vendor hired by Medco, of OCLR’s relationship with Medco in the operation of the Medco Part B program.

(11) Any claims relating to any DMERC overpayment determination letters received by Medco prior to the mailing of the letter dated January 27, 2005, from James G. Sheehan to Craig Holden, counsel for Medco.

C. This Agreement is made in compromise of disputed claims. It is neither an admission of liability by Medco nor a concession by the United States that its claims are not well founded. Medco expressly denies the allegations of the United States as set forth herein and denies that it has engaged in any wrongful conduct relating to the Covered Conduct. Neither this Agreement, its execution, or the performance of any obligations under it, including any payments, nor the fact of the settlement, is intended to be, or shall be understood as, an admission of liability or wrongdoing, or other expression reflecting upon the merits of the dispute by Medco. Further, nothing contained in this Agreement shall be interpreted or construed as an agreement or acknowledgment by Medco as to whether any customer, or other entity which has, or previously has had, a contract with Medco has at any time engaged in any of the conduct alleged in this Agreement.

Part B	3

To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims (collectively, the “Protracted Litigation Costs”), the Parties reach a full and final settlement of all claims arising out of the Covered Conduct pursuant to the Terms and Conditions below.

III. TERMS AND CONDITIONS

1. In consideration for the promises and agreements of the Parties as set forth herein, Medco agrees to pay to the United States $8,000,000 (the “Settlement Amount”) plus interest as described in the letter from Medco to the United States of October 3, 2006. The Settlement Amount shall constitute a debt immediately due and owing on the Effective Date (as defined in Paragraph 22 below) of this Agreement. Medco agrees to pay the full Settlement Amount to the United States by electronic funds transfer pursuant to written instructions to be provided by the United States Attorney’s Office for the Eastern District of Pennsylvania. Medco agrees to make this electronic funds transfer within fourteen (14) calendar days of the Effective Date of this Agreement.

2. Subject to the exceptions set forth in Paragraph 4 below, and in consideration of the obligations of Medco set forth in this Agreement, conditioned upon Medco’s full and timely payment of the Settlement Amount, the United States (on behalf of itself, its officers, agents, agencies, and departments), releases Medco and each of its past and present officers, directors, employees, attorneys, insurers, and assigns of any of the foregoing (each a “Medco Released Part”y and, collectively, the “Medco Released Parties”) from any civil or administrative monetary claim the United States has or may have for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; and any common law causes of action the United States may have for fraud, unjust enrichment, payment by mistake, or breach of contract.

3. In consideration of the obligations of Medco set forth in this Agreement and the Corporate Integrity Agreement entered into by and between Medco, the Office of Inspector General of OPM (“OIG-OPM”) and OIG-HHS (the “CIA”), conditioned upon Medco’s full and timely payment of the Settlement Amount, OIG- HHS agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from the Medicare, Medicaid, and any other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) under 42 U.S.C. § 1320a-7a (Civil Monetary Penalties Law), or 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks, and other prohibited activities), for the Covered Conduct against Medco, except as expressly reserved in Paragraph 4, below, and as reserved this Paragraph. The OIG-HHS

Part B	4

expressly reserves all rights to comply with any statutory obligations to exclude any Medco Released Party from Medicare, Medicaid, and other Federal health care programs under 42 U.S.C. § 1320a-7(a) (mandatory exclusion) relating to the Covered Conduct. Nothing in this Paragraph precludes the OIG-HHS from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 4 below.

4. Notwithstanding any term of this Agreement, specifically reserved and excluded from the scope and terms of this Agreement as to any entity or person are the following claims of the United States:

a. Any civil, criminal, or administrative liability arising under Title 26, U.S. Code (Internal Revenue Code);

b. Any criminal liability;

c. Except as explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from Federal health care programs;

d. Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;

e. Any liability of any individuals or entities not specifically and expressly released by this Agreement, including clients and customers of Medco;

f. Any liability based upon such obligations as are created by this Agreement;

g. Any liability based upon obligations created by the Consent Order of Court for Permanent Injunction consented to by Medco and the United States, acting through the United States Department of Justice, on or about April 26, 2004 and entered by the Clerk of Court on May 20, 2004; and

h. Any administrative liability against individuals, including current and former directors, officers, and employees of Medco; and,

i. Any liability for personal injury or property damage or for other consequential damages arising therefrom;

5. Medco waives and will not assert any defenses Medco may have to any criminal prosecution or administrative action relating to the Covered Conduct not otherwise released pursuant to the terms hereof that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this Paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.

Part B	5

6. Medco releases and forever discharges the United States, its agencies, employees, servants and agents from any and all claims that any Medco Releasor ever had, has or may have through the Effective Date arising out of or in connection with the Covered Conduct and the United States’ investigation and prosecution of thereof.

7. The Settlement Amount shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any Medicare carrier or intermediary related to the Covered Conduct; and Medco shall not resubmit to any Medicare carrier or intermediary any previously denied claims related to the Covered Conduct, and shall not appeal any such denials of claims.

8. Medco agrees to the following:

a. Unallowable Costs Defined: that all costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47; and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh and 1396-1396y; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of Medco, its present or former officers, directors, employees, shareholders, and agents in connection with the following shall be “unallowable costs” on government contracts and under the Medicare Program, Medicaid Program, TRICARE Program, and Federal Employees Health Benefits Program (FEHBP):

i. the matters covered by this Agreement;

ii. the United States’ audit(s) and civil investigation(s) of the matters covered by this Agreement;

iii. Medco’s investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil investigation(s) in connection with the matters covered by this Agreement.

iv. the negotiation and performance of this Agreement;

v. the payment Medco makes to the United States pursuant to this Agreement; and

vi. the negotiation of, and obligations undertaken pursuant to the CIA to:

(a) retain an independent review organization to perform annual reviews as described in Section III of the CIA; and

Part B	6

(b) prepare and submit reports to the OIG-HHS.

However, nothing in this Paragraph 8.a.(vi) that may apply to the obligations undertaken pursuant to the CIA affects the status of costs that are not allowable based on any other authority applicable to Medco. (All costs described or set forth in this Paragraph 8.a. are hereafter “unallowable costs.”)

b. Future Treatment of Unallowable Costs: These unallowable costs shall be separately determined and accounted for by Medco, and Medco shall not charge such unallowable costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such unallowable costs through any cost report, cost statement, information statement, or payment request submitted by Medco or any of its subsidiaries or affiliates to the Medicare, Medicaid, TRICARE, or FEHBP Programs.

c. Treatment of Unallowable Costs Previously Submitted for Payment: Medco further agrees that within 90 days of the Effective Date of this Agreement it will identify to applicable Medicare fiscal intermediaries, carriers, or contractors, and Medicaid fiscal agents, any unallowable costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid program, including payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Medco or any of its subsidiaries, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the unallowable costs. Medco agrees that the United States, at a minimum, shall be entitled to recoup from Medco any overpayment plus applicable interest and penalties as a result of the inclusion of such unallowable costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.

Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by Medco or any of its subsidiaries on the effect of inclusion of unallowable costs (as defined in this Paragraph) on Medco’s or any of its subsidiaries’ or affiliates’ cost reports, cost statements, or information reports.

d. Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine Medco’s books and records to determine that no unallowable costs have been claimed in accordance with the provisions of this Paragraph.

Part B	7

9. Medco agrees to cooperate fully and truthfully with the United States’ investigation, if any, of individuals and entities not released in this Agreement. Upon reasonable notice, Medco shall (a) make reasonable efforts to facilitate access to, and encourage the cooperation of its directors, officers, and employees for interviews and testimony, consistent with the rights and privileges of such individuals; (b) furnish to the United States, upon reasonable request, any non-privileged documents in its possession, custody or control; and (c) make commercially reasonable efforts to cause any attorneys, auditors, investment bankers, or consultants engaged by Medco to furnish to the United States, upon reasonable request, any non-privileged documents in the possession, custody or control of any such third party. Medco and the United States will cooperate in good faith to avoid duplicate production of documents.

10. Medco agrees that it shall not seek payment for any of the monies owed under this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third-party payers. Medco waives any causes of action against these beneficiaries or their parents, sponsors, legally responsible individuals, or third party payers based upon the claims for payment covered by this Agreement. Medco waives and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the claims defined as Covered Conduct

11. Except as expressly set forth above, this Agreement is intended to be for the benefit of the Parties only, and no Party releases, waives or otherwise discharges, and each Party expressly reserves, any claims such Party may have against any other person or entity.

12. Medco warrants that it has reviewed its respective financial situations and that it currently is solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(1)(B)(ii)(l), and will remain solvent following payment to the United States of the Settlement Amount. Further, the Parties warrant that, in evaluating whether to execute this Agreement, they (a) have intended that the mutual promises, covenants, and obligations set forth constitute a contemporaneous exchange for new value given to Medco, within the meaning of 11 U.S.C. § 547(c)(1); and (b) conclude that these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity that Medco was or became indebted to on or after the date of this transfer, within the meaning of 11 U.S.C. § 548(a)(1).

Part B	8

13. Except as expressly provided to the contrary in this Agreement and allowed by law, each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

14. Medco represents that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.

15. This Agreement is governed by the laws of the United States. The Parties agree that the exclusive jurisdiction and venue for any dispute arising between and among the Parties under this Agreement is the United States District Court for the Eastern District of Pennsylvania, except that disputes arising under the CIA shall be resolved exclusively under the dispute resolution provisions in the CIA.

16. This Agreement, together with the CIA, constitutes the complete agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior oral or written communications between or among the Parties or any of their affiliates regarding the subject matter hereof and thereof. This Agreement may not be amended except by written consent of the Parties, provided, however, that only Medco, OIG-OPM and OIG-HHS must agree in writing to any modification of the CIA.

17. The individuals signing this Agreement on behalf of Medco represent and warrant that they are authorized by Medco to execute this Agreement. The United States signatories represent that they are signing this Agreement in their official capacities and that they are authorized to execute this Agreement. Each Party further warrants and represents that such Party has not assigned or transferred, or purported to assign or transfer, to any person or entity, any claims that such Party has or may have that are subject to this Agreement.

18. This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement. Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

19. This Agreement is binding on Medco’s successors, transferees, heirs, and assigns.

20. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties hereto without the prior written consent of each other Party, and no assignment of any right, interest or obligation shall release any such assigning Party therefrom unless each other Party

Part B	9

shall have consented to such release in writing specifically referring to the right, interest or obligation from which such assigning Party is to be released. Any purported assignment not in conformity with this Paragraph shall be null and void and of no effect.

21. All Parties consent to the United States’ disclosure of this Agreement, and information about this Agreement, to the public.

22. The term “Effective Date” as used herein shall refer to the date that the last signatory to the Agreement has executed the Agreement. This Agreement shall not be used in any proceeding, except one to enforce this Agreement or as a defense to any claim released hereunder.

23. All recitals are incorporated herein as material provisions of this Agreement. The captions and headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless the context of this Agreement clearly requires otherwise: (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) references to one gender include all genders, (c) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (d) “including” has the inclusive meaning frequently identified with the phrase “including but not limited to” or “including without limitation,” (e) references to “hereunder,”“herein” or “hereof” relate to this Agreement as a whole, and (f) the terms “dollars” and “$” refer to United States dollars. Section and subsection references are to this Agreement as originally executed unless otherwise specified. Any reference herein to any person shall be deemed to include the heirs, personal representatives, successors and permitted assigns of such person. Any reference herein to a corporate entity shall be deemed to include (a) the entity’s past and present parents, subsidiaries, affiliates, predecessors, and successors and each of the assigns of any of the foregoing.

24. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

25. Each Party agrees that the United States District Court for the Eastern District of Pennsylvania shall retain jurisdiction to enforce the Agreement.

Part B	10

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the      day of                      , 2006.

THE UNITED STATES OF AMERICA

DATED:	BY:	/s/ JAMES G. SHEEHAN
PATRICK L. MEEHAN
United States Attorney
JAMES G. SHEEHAN
Associate United States Attorney

Part B	11

DATED: 10-23-06	BY:	/s/ DAVID T. SHAPIRO
MICHAL L. TINGLE
DAVID T. SHAPIRO
Trial Attorneys
Commercial Litigation Branch
Civil Division
United States Department of Justice

Part B	12

DATED: 10/23/06	BY:	/s/ GREGORY E. DEMSKE
GREGORY E. DEMSKE
Assistant Inspector General for Legal Affairs
Office of Counsel to the Inspector General
Office of Inspector General
United States Department of Health and Human Services

Part B	13

MEDCO HEALTH SOLUTIONS, INC.

DATED: 23 Oct 2006	BY:	/s/ ELIZABETH S. FERGUSON
ELIZABETH S. FERGUSON
Vice President, Litigation and Government Programs
Medco Health Solutions, Inc.

DATED: 23 Oct 2006	BY:	/s/ WILLIAM McDANIELS
WILLIAM McDANIELS
Counsel for Medco Health Solutions, Inc.

Part B	14